PUBC posts 270% increase in quarter revenues over prior year

Total income climbs to $1.1 million – quarterly net income increases to $351,389 – or $0.02 per share

LAS VEGAS, Feb. 18, 2005 -- Public Company Management Corporation (OTC BB: PUBC - News) announced that revenues for the quarter ending 12/31/04 increased 270% or by $296,284, from $109,708 to $405,992, compared to the corresponding period previous year.

The increase in revenue was attributable to both higher client activity and the receipt of additional Healthcare Business Services Group, Inc. (OTCBB: HBSV – News), formerly Winfield Financial Group, shares for additional services beyond the original contract agreement.  PUBC had total other income of $726,460, as compared with a net expense of $25,787, or an increase of $775,346.  $742,256 of this difference was from unrealized holding gains on customer stocks held during the quarter.

PUBC’s selling, general and administrative expenses (“SG&A”) increased $420,710, from $166,892 to $587,602.  This increase was mainly attributable to approximately $250,000 incurred on research reports, earning calls, audited financials, and public relations.

PUBC had net income of $351,389 for the first quarter of 2005 compared to a net loss of $89,984 during the corresponding period previous year.  The increase in net income is mainly attributable to increases in unrealized gain on holding securities.

According to Stephen Brock, Chief Executive Officer of PUBC, “The outstanding quarterly performance substantially exceeded our public guidance and Spelman Research’s published expectations.  This quarter lays the groundwork for demonstrating that PUBC is executing its business plan with a balanced top line and realized/unrealized portfolio gains platform.  Our deal flow has recently been extremely robust and we have a healthy backlog of business going into this next quarter.  We will release our FYE05 revenue estimates within a week.”

PUBLIC COMPANY MANAGEMENT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

3-Month Periods Ended December 31, 2004 and 2003

(Unaudited)

2004

2003

----------

----------

Revenue

$  405,992

$  109,708

Selling, general & administrative

587,602

166,892

Depreciation and amortization

12,442

7,013

----------

----------

Total operating expenses

600,044

173,905

----------

----------

Net income (loss) from operations

(194,052)

( 64,197

)

----------

----------

Other income and (expense)

  Interest expense

(11,121)

(  1,733

)

  Interest income

6,464

8

  Realized gain on sale of securities

101,324

88,401

  Unrealized gain (loss) on holding securities

629,793

(112,463

)

----------

----------

Total other income and (expense)

 726,460

(25,787)

----------

----------

Net income (loss) before income taxes

532,408

(89,984)

----------

----------

Deferred income tax (benefit)

181,019

-

----------

----------

NET INCOME (LOSS)

$  351,389

$ (89,984)

==========

==========

Basic and diluted loss per share

$.02

$    (.01)

Weighted average shares outstanding

21,065,730

15,731,274

Last week, PUBC announced it had retained Hawkwood Capital Partners to spearhead the company's strategic alliance initiatives. Scott Carroll, principal of Hawkwood Capital Partners and a veteran of Merrill Lynch (NYSE:MER - News) and Citicorp Mortgage (NYSE:C - News), will manage the business development initiative program.

The company also filed an amended report on Form 8-K to report adjustments to audited financial statements that were previously filed.  Certain errors were uncovered resulting in an understatement of previously reported net income and an overstatement of previously reported paid in capital as of September 30, 2004.  For more information see SEC filings at www.sec.gov.

About Public Company Management Corporation

PUBC helps business owners create liquidity for investors and long-term value for their companies, shareholders and partners by participating in public capital markets. PUBC supports the full lifecycle of entering the public market through its various subsidiaries:

-- Education -- Pubco White Papers

   (http://www.PubcoWhitePapers.com) hosts a comprehensive

   body of knowledge on private and public equity markets.

-- Registration and listing -- Go Public Today

   (http://www.GoPublicToday.com) provides a complete solution to help small companies register securities for public

   offerings and obtain a listing on the OTCBB.

-- Regulatory compliance -- Public Company Management

   Services (http://www.PCMS-Team.com) assists new and

   existing public companies in negotiating the new

   complexities of maintaining a public company and creating

   sustainable and affordable compliance processes.

PUBC leads by example, demonstrating to current and future clients best practices in taking a company public, investor relations, public relations, regulatory compliance, and raising capital.

Safe Harbor

This press release contains or may contain forward-looking statements such as statements regarding the Company’s growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.